Butte Creek Brewing Releases “Spring Run” Organic Pale Ale in support of Salmon Restoration in Butte Creek

CHICO, Calif., May 12, 2008 – (PRIME NEWSWIRE) – Butte Creek Brewing, a wholly owned subsidiary of Golden West Brewing Company, Inc. (OTCBB: GWBC), announced today the limited release of its “Spring Run Organic Pale Ale”. BCB will donate a portion of the sales of this beer to support salmon restoration efforts by Friends of Butte Creek (http://www.buttecreek.org/).  Spring Run Organic Pale Ale is a northwest style pale ale, featuring a generous hop flavor and aroma that compliments the caramel malt structure. It is made with certified organic ingredients and is available in kegs and 22oz bottles.

This is the second consecutive year Butte Creek has formed an alliance with the Friends of Butte Creek to bring awareness to the salmon restoration.  Friends of Butte Creek is a non-profit conservation organization dedicated to protecting and enhancing the incredible spring run of Chinook Salmon and the watershed that supports the salmon’s existence.

The Butte Creek Spring Salmon run is dependent on the high water flow from the Pacific Ocean up the Sacramento River and through Butte Creek.  At one time, so much water was diverted from the river for agricultural uses and PG&E hydroelectric plants that in 1987 only 14 fish were counted spawning in the creek.  FOBC lobbied to require PG&E to increase flows below its hydroelectric power facility and to require farmers to provide fish ladders and screens at diversion points and the population began to gradually increase. Today, about 10,000 salmon make the annual spring run up the creek from the Pacific Ocean to spend the summer in a cool pools of the creek before spawning.  Butte Creek supports the last, best, run of wild, naturally spawned salmon in California

With Chinook salmon numbers up, Allen Harthorn of FOBC said “The primary job of the FOBC is providing oversight of all the operations on Butte Creek through our Creekwatcher Program.” Staying on top of things is the only way to guarantee continued success of the Butte Creek watershed, recognized throughout the salmon world as a banner of success for all involved”

“One of our core values as a business is environmental responsibility and supporting FOBC allows us to express that value. This initiative is also a concrete way to support our local community” added President, Mark Simpson.  Butte Creek wants to express their gratitude to Widmer Brothers Brewing of Portland, OR who allowed Butte Creek Brewing to use their Spring Run trademark for this charitable collaboration, and Chico artist Jake Early, who designed the label.

About Golden West Brewing Company, Inc.

Golden West Brewing Company, Inc. was formed in 2003. Golden West acquired Butte Creek Brewing Company of Chico, California in August 2005.  Founded in 1996, Butte Creek Brewing Company has pioneered the organic beer movement in the USA and is affectionately known as “The Official Beer of Planet Earth™.”

Forward-Looking Statements This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

For more information contact:

Mark Simpson

604-862-3420

marks@telus.net